Exhibit 10.102

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
SMTR: OTCBB

February 28, 2007

Al Kozak
25841 116 Avenue
Maple Ridge, BC,
V4R 1Z6

Dear Al,

As you are aware SmarTire Systems Inc., has been experiencing some severe financial difficulties over the last number of months, and has therefore been unable to continue your severance payments past the December 15, 2007 payroll.

After discussions between Dave Warkentin and yourself, we have come to the following settlement agreement that discharges the outstanding severance owed to you by the company.

Agreed Settlement:

We will pay three blocks of shares to you as follows:

A)	Shares equivalent to CDN $10,000 payable by March 7, 2007.
B)	Shares equivalent to CDN $20,000 payable by April 15 2007, using the last five trading days of March 2007.
C)	Shares equivalent to CDN $20,000 payable by May 11, 2007.

In each case the value of each share will be based on the average of the prior month’s last five trading days of the closing price of the company’s common stock.

You will be responsible for paying the taxes on the fair value of these shares (“your cost”), deemed to be the closing price on the day prior to the date of the issuance of these shares multiplied by the number of common shares you receive, as this amount will be included in your 2007 T4.  Please also note that should you sell these shares at a higher price than your cost, you will also be responsible for paying capital gains tax on your gain.

The Company will continue to provide benefits coverage excluding long-term disability, until April 12, 2007.

You may continue to exercise any stock options that have been granted and have vested until May 30, 2007, after which any unexercised stock options will be forfeited.

At the end of this letter is a Release Agreement stating that you understand and are in agreement with the terms as set out in this letter.  After you have had an opportunity to carefully review the contents of this letter please sign the release and return it to myself.

Sincerely,

/s/ Jeff Finkelstein
Jeff Finkelstein
Chief Financial Officer
SmarTire Systems Inc.